Putnam Massachusetts Tax Exempt Income Fund, 11/30/14, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  4,122
Class B	  44
Class C	  385
Class M	  46

72DD2 (000s omitted)

Class Y	  421

73A1

Class A	  0.158997
Class B	  0.128816
Class C	  0.121418
Class M	  0.145745

73A2

Class Y	  0.169971

74U1	(000s omitted)

Class A	  24,904
Class B	  344
Class C	  3,145
Class M	  274

74U2	(000s omitted)

Class Y	  2,680

74V1

Class A	  9.79
Class B	  9.78
Class C	  9.81
Class M	  9.79

74V2

Class Y	  9.82


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.